Investor and Media Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

NAPSTER REPORTS RECORD THIRD QUARTER REVENUE AND POSTS THIRD CONSECUTIVE QUARTER OF POSITIVE CASH FLOW

LOS ANGELES - February 6, 2008 - Napster (Nasdaq: NAPS) today reported financial results for its fiscal third quarter ended December 31, 2007.

“Napster made strong progress during the quarter as we delivered record revenues of $32.8 million, posted our third consecutive quarter of positive cash flow, and rolled out new content and features for Napster 4.0, our award-winning, web-based music subscription service. On the wireless front, Napster Mobile recently launched with two new leading carriers that expand our footprint in Europe and establish our entry into Latin America,” said Chris Gorog, Napster's chairman and chief executive officer.

Net revenue for Napster’s third quarter of fiscal 2008 grew to $32.8 million, up 15 percent from $28.4 million in the third quarter of fiscal 2007. Excluding non-recurring breakage revenue, third quarter fiscal 2008 revenue totaled $30.0 million. Net loss for the third quarter of fiscal 2008 narrowed to $2.8 million, or $0.06 per basic and diluted share, compared to a net loss of $9.5 million, or $0.22 per basic and diluted share, in the third quarter of fiscal 2007.

Napster 3Q08 Earnings Release, 2/6/08	Page 2

Napster ended the third fiscal quarter with $69.3 million of cash, cash equivalents and short-term investments, an increase of $900,000 from the prior quarter. Napster had approximately 743,000 paid subscribers at December 31, 2007, down less than 1% from September 30, 2007.

Business Outlook
“Looking to the balance of our fiscal year, excluding breakage revenue, our fourth quarter revenue is expected to be relatively flat with the third quarter, in the range of $29 to $31 million. Revenue for fiscal 2008 is expected to exceed $125 million, and excluding breakage revenue, fiscal 2008 revenue is expected to grow more than 17% year over year. We believe that Napster will be cash flow positive for fiscal 2008 as previously projected,” said Suzanne M. Colvin, Napster’s interim chief financial officer.

“We expect that the coming year will be an exciting period of growth for Napster as we convert our download sales catalog to the MP3 format and dramatically expand our available market for Napster’s streaming service and download sales to now include customers with virtually any MP3 player or music phone, including the popular iPod and iPhone. We believe that Napster’s multi-platform, web-based services, combined with DRM-free downloads, complemented by the continuing expansion and development of our wireless partnerships, create a very compelling and attractive choice for music fans globally and provide strong growth drivers for the coming year,” concluded Mr. Gorog.

Napster 3Q08 Earnings Release, 2/6/08	Page 3

Corporate Highlights
Napster recently:
•	Launched the Napster Mobile music service with Telecom Italia through its mobile brand TIM, the leading mobile carrier serving the Italian market with more than 35 million subscribers.
•	Launched Napster Mobile in Latin America with Entel PCS, the leading Chilean mobile operator with more than 5.5 million subscribers.
•	Announced that it will shift its download sales catalog on its award-winning PC service to the MP3 format in the second calendar quarter of 2008.
•
Napster Japan announced the compatibility of Napster Mobile for NTT DoCoMo customers through nine new models of the mobile company's line of music-enabled handsets, allowing DoCoMo customers to seamlessly download music directly, or download music and playlists from their PC to their phones. Additionally, Napster Japan announced the launch of a Napster-Tower Records music channel for NTT DoCoMo mobile customers.

Conference Call Information
The Napster third-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PST on Wednesday, February 6, 2008. To participate on the live call, analysts and investors should dial 800-366-3908 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the Company’s Web site at http://investor.napster.com.

Napster 3Q08 Earnings Release, 2/6/08	Page 4

About Napster
Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The Company's offerings include "Napster" (www.Napster.com <http://www.napster.com/> ) -- the most popular on-demand music subscription service in the world; "Freenapster" (www.freenapster.com <http://www.freenapster.com/> ) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, including all of the statements under the heading “Business Outlook” above, are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company’s service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 6, 2008, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2008 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Napster 3Q08 Earnings Release, 2/6/08	Page 5

NAPSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	December 31, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$29,433	$30,069
Short-term investments	39,854	36,414
Accounts receivable, net of allowance for doubtful accounts of $18 at December 31, 2007 and $10 at March 31, 2007	2,342	1,418
Prepaid expenses and other current assets	2,602	6,547
Total current assets	74,231	74,448
Property and equipment, net	3,925	4,736
Goodwill	34,658	34,658
Identifiable intangible assets, net	4,241	7,729
Other assets	140	158
Total assets	$117,195	$121,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,487	$2,231
Accrued liabilities	28,875	23,574
Deferred revenues	5,872	7,601
Total current liabilities	37,234	33,406
Long-term liabilities
Deferred income taxes	4,242	3,548
Other long-term liabilities	30	69
Total liabilities	41,506	37,023
Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 45,982 shares at December 31, 2007 and 44,770 shares at March 31, 2007	46	45
Additional paid-in capital	265,525	262,730
Accumulated deficit	(190,348)	(178,194)
Accumulated other comprehensive income	466	125
Total stockholders' equity	75,689	84,706

Total liabilities and stockholders' equity	$117,195	$121,729

Napster 3Q08 Earnings Release, 2/6/08	Page 6

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Service	$32,712	$28,030	$95,767	$81,436
Product and trademark license	86	342	903	512
Total revenues	32,798	28,372	96,670	81,948

Cost of revenues:
Service	22,384	18,527	67,380	55,846
Product and trademark license	468	1,302	1,096	1,631
Total cost of revenues	22,852	19,829	68,476	57,477

Gross margin	9,946	8,543	28,194	24,471

Service gross margin %	32%	34%	30%	31%
Product and trademark license gross margin %	(444)%	(281)%	(21)%	(219)%
Gross margin %	30%	30%	29%	30%

Operating expenses:
Research and development	2,352	2,888	7,328	8,122
Sales and marketing	4,552	9,173	13,521	28,170
General and administrative	5,439	5,952	17,866	17,652
Amortization of intangible assets	863	-	3,489	-
Total operating expenses	13,206	18,013	42,204	53,944

Loss from operations	(3,260)	(9,470)	(14,010)	(29,473)

Other income, net	645	930	2,671	3,338

Loss before income tax provision	(2,615)	(8,540)	(11,339)	(26,135)
Income tax provision	(211)	(409)	(815)	(966)
Loss from unconsolidated entity	-	(1,323)	-	(1,991)

Loss from continuing operations, after income taxes	(2,826)	(10,272)	(12,154)	(29,092)
Income from discontinued operations, net of tax effect	-	762		762

Net loss	$(2,826)	$(9,510)	$(12,154)	$(28,330)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.06)	$(0.24)	$(0.28)	$(0.67)
Income per share from discontinued operations	$-	$0.02	$-	$0.02
Basic and diluted net loss per share	$(0.06)	$(0.22)	$(0.28)	$(0.65)

Weighted average shares used in computing net loss per share
Basic and diluted	43,567	43,217	43,505	43,170